Exhibit 16.1

May 23, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 23, 2017, of Groupon, Inc. and are in agreement with the statements contained in Item 4.01(a), (b), paragraphs two through four. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP